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                                  EXHIBIT 2.04


     Pursuant to Regulation S-K, Item 601(b)(2), the Exhibits and Schedules to the Share Exchange Agreement as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Commission upon request; provided, however, the Registrant may request confidential treatment of omitted items.

EXHIBITS


      A  Shareholder and Exchange Information

SCHEDULES


   2.1     Ownership of Stock
   2.3     Outstanding Stock Acquisition Rights
   2.5     Subsidiaries and Investments (Innovex)
   2.6     Material Intercompany Transactions
   2.7     Books and Records (Innovex)
   2.8     Title to Properties; Encumbrances (Innovex)
   2.10    Real Property (Innovex)
   2.11    Leases
   2.12    Contracts
   2.13    No Conflicts (Shareholders and Innovex)
   2.14    Litigation (Shareholders and Innovex)
   2.15    Taxes (Innovex)
   2.16    Liabilities; Indebtedness
   2.17    Insurance (Innovex)
   2.18    Intellectual Property
   2.19    Licenses
   2.20    Compliance with Laws, etc. (Innovex)
   2.21    Employee Relations
   2.22    Pension Schemes and Benefit Plans
   2.23    Environmental Matters and Regulations
   2.24    Interests in Clients, Suppliers, etc.
   2.25    Changes Since Innovex Balance Sheet Date
   2.26    Disclosure
   2.27    Broker's or Finder's Fees (Shareholders and Innovex)
   3.2     Capitalization
   3.7     Title to Properties; Encumbrances (Quintiles)
   3.8     Real Property (Quintiles)
   3.9     No Conflicts (Quintiles)
   3.10    Litigation (Quintiles)
   3.11    Taxes (Quintiles)
   3.12    Insurance (Quintiles)
   3.14    Benefit Plans (Quintiles)
   3.15    Changes Since June 30, 1996 (Quintiles)
   3.16    Broker's or Finder's Fees (Quintiles)
   5.10    Contracts to be Terminated
   7.2(a)  Certain Other Agreements